Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2012, relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries, and the effectiveness of Boyd Gaming and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 21, 2012